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                                   SCHEDULE

                                 Option Notice


TO: Kevin James Bostridge (the "Grantor")

Take notice that the rights of Transmedia Australia Holdings Pty Ldt (the
"Grantee") pursuant to a Call Option dated the     day of            199  and
entered into between the Grantor and the Grantee to exercise the Call Option contained in that Deed are exercised by this notice.

The shares the subject of the Call Option are to be transferred as follows:

The Grantor nominates the following place and time for Settlement of the Call
Option:


Place: Sydney, Australia

Time:        am/pm on the 6 day of Nov 1997

DATED the      day of           19  .